Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2022

— Net Sales Increased 2.6% and Base Business Net Sales Increased 2.5% for the Third Quarter of 2022 —

Parsippany, N.J., November 9, 2022—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2022.

Summary

	Third Quarter of 2022		First Three Quarters of 2022
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q3 2021	Amount	First 3Q 2021
Net Sales	$528.4	2.6%	$1,539.8	3.7%
Base Business Net Sales [1]	$527.5	2.5%	$1,538.0	3.8%
Diluted EPS [1]	$(0.83)	(359.4)%	$(0.51)	(146.4)%
Adj. Diluted EPS [1]	$0.31	(43.6)%	$0.67	(55.0)%
Net Loss [1]	$(59.6)	(387.2)%	$(35.7)	(149.4)%
Adj. Net Income [1]	$22.3	(38.5)%	$47.3	(51.4)%
Adj. EBITDA [1]	$80.2	(16.6)%	$207.3	(24.0)%

Guidance for Full Year Fiscal 2022

●	Net sales reaffirmed at a range of $2.10 billion to $2.14 billion.
●	Adjusted EBITDA revised to a range of $290 million to $300 million.
●	Adjusted diluted earnings per share revised to a range of $0.90 to $1.00.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “B&G Foods’ third quarter performance improved sequentially as pricing actions continued to catch up to inflationary cost increases. Margins improved from the second quarter, with additional pricing covering roughly 80% of commodity and cost inflation. We are on track to deliver a solid fourth quarter with full pricing actions implemented and improved trends on our core spices & seasonings business.”

Financial Results for the Third Quarter of 2022

Net sales for the third quarter of 2022 increased $13.4 million, or 2.6%, to $528.4 million from $515.0 million for the third quarter of 2021. The increase was primarily due to increases in net pricing and the impact of product mix, partially offset by volume declines primarily due to price elasticity and supply chain challenges in the third quarter of 2022.

Base business net sales for the third quarter of 2022 increased $13.0 million, or 2.5%, to $527.5 million from $514.5 million for the third quarter of 2021. The increase in base business net sales for the third quarter of 2022 was driven by an increase in net pricing and the impact of product mix of $75.5 million, or 14.7% of base business net sales, partially offset by a decrease in unit volume of $61.3 million and the negative impact of foreign currency of $1.2 million.

Net sales of Crisco increased $27.3 million, or 38.3%; net sales of Clabber Girl increased $5.5 million, or 26.6%; net sales of Cream of Wheat increased $3.1 million, or 20.4%; and net sales of Ortega increased $1.0 million, or 2.6%, for the third quarter of 2022, as compared to the third quarter of 2021. Net sales of Green Giant (including Le Sueur) decreased $17.7 million, or 12.6%; net sales of the Company’s spices & seasonings2 decreased $6.1 million, or 6.5%; and net sales of Maple Grove Farms decreased $0.6 million, or 2.9%, for the third quarter of 2022, as compared to the third quarter of 2021. The decrease in spices & seasonings was driven in part by comparisons against a strong third quarter of 2021 for the Company’s spices & seasonings and supply chain challenges during the third quarter of 2022, partially offset by the positive impact of recent product launches. Compared to the third quarter of pre-pandemic 2019, net sales of the Company’s spices & seasonings increased $4.2 million, or 5.1%. Base business net sales of all other brands in the aggregate increased $0.5 million, or 0.5%, for the third quarter of 2022, as compared to the third quarter of 2021.

Gross profit was $105.8 million for the third quarter of 2022, or 20.0% of net sales. Excluding the negative impact of $2.2 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the third quarter of 2022, the Company’s gross profit would have been $108.0 million, or 20.4% of net sales. Gross profit was $105.7 million for the third quarter of 2021, or 20.5% of net sales. Excluding the negative impact of a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability in connection with the sale and closure of the Company’s Portland, Maine manufacturing facility, and $2.8 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the third quarter of 2021, the Company’s gross profit would have been $122.6 million, or 23.8% of net sales.

During the third quarter of 2022, the Company’s gross profit was negatively impacted by input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation will continue to have a significant industry-wide impact during the remainder of fiscal 2022 and into fiscal 2023. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company also announced list price increases in 2021 and again during the first, second, third and fourth quarters of 2022. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company did not fully offset the incremental costs that it faced in the third quarter of 2022 and may not fully offset the incremental costs that the Company is facing and expects to continue to face in the remainder of fiscal 2022 and beyond.

Selling, general and administrative expenses increased $1.1 million, or 2.4%, to $47.5 million for the third quarter of 2022 from $46.4 million for the third quarter of 2021. The increase was composed of increases in general and administrative expenses of $1.1 million, selling expenses of $0.7 million and consumer marketing expenses of $0.3 million, partially offset by a decrease in acquisition/divestiture-related and non-recurring expenses of $1.0 million. Expressed as a percentage of net sales, selling, general and administrative expenses remained flat at 9.0% for the third quarter of 2022 and the third quarter of 2021.

During the third quarter of 2022, the Company recorded pre-tax, non-cash charges of $103.6 million for the impairment of assets held for sale. See “Impairment of Assets Held for Sale” below.

Net interest expense increased $5.3 million, or 19.7%, to $31.9 million for the third quarter of 2022 from $26.6 million in the third quarter of 2021. The increase was primarily attributable to higher interest rates on the Company’s variable rate borrowings and additional borrowings on the Company’s revolving credit facility during the third quarter of 2022, as compared to the third quarter of 2021.

The Company’s net loss was $59.6 million, or $0.83 per diluted share, for the third quarter of 2022, compared to net income of $20.7 million, or $0.32 per diluted share, for the third quarter of 2021. The Company’s adjusted net income for the third quarter of 2022 was $22.3 million, or $0.31 per adjusted diluted share, compared to adjusted net income of $36.2 million, or $0.55 per adjusted diluted share, for the third quarter of 2021. The Company’s net loss for the third quarter of 2022 was primarily attributable to the non-cash charges for the impairment of assets held for sale discussed below under “Impairment of Assets Held for Sale.” The decreases in adjusted net income and adjusted diluted earnings per share were primarily attributable to industry-wide input cost inflation and supply chain disruptions, and, in the case of adjusted diluted earnings per share, the approximately 6.5 million shares of common stock sold by the Company through the Company’s at-the-market (ATM) equity offering program beginning in the third quarter of last year, partially offset by increases in net pricing.

For the third quarter of 2022, adjusted EBITDA was $80.2 million, a decrease of $16.0 million, or 16.6%, compared to $96.2 million for the third quarter of 2021. The decrease in adjusted EBITDA was primarily attributable to industry-wide input cost inflation and supply chain disruptions, partially offset by increases in net pricing. Adjusted EBITDA as a percentage of net sales was 15.2% for the third quarter of 2022, compared to 18.7% in the third quarter of 2021.

Financial Results for the First Three Quarters of 2022

Net sales for the first three quarters of 2022 increased $55.3 million, or 3.7%, to $1,539.8 million from $1,484.5 million for the first three quarters of 2021. The increase was primarily due to increases in net pricing and the impact of product mix, partially offset by volume declines primarily due to price elasticity and supply chain challenges in the first three quarters of 2022.

Base business net sales for the first three quarters of 2022 increased $55.8 million, or 3.8%, to $1,538.0 million from $1,482.2 million for the first three quarters of 2021. The increase in base business net sales was driven by increases in net pricing and the impact of product mix of $132.2 million, or 8.9% of base business net sales, partially offset by a decrease in unit volume of $74.5 million and the negative impact of foreign currency of $1.9 million.

Net sales of Crisco increased $61.7 million, or 32.9%; net sales of Clabber Girl increased $10.6 million, or 19.0%; net sales of Cream of Wheat increased $9.0 million, or 18.8%; and net sales of Maple Grove Farms increased $1.9 million, or 3.1% in the first three quarters of 2022, as compared to the first three quarters of 2021. Net sales of the Company’s spices & seasonings2 decreased $25.4 million, or 8.6%; net sales of Green Giant (including Le Sueur) decreased $8.3 million, or 2.2%; and net sales of Ortega decreased $0.5 million, or 0.4%; in the first three quarters of 2022, as compared to the first three quarters of 2021. The decrease in spices & seasonings was driven in part by comparisons against the very strong first three quarters of 2021 for the Company’s spices & seasonings and supply chain challenges during the first three quarters of 2022, partially offset by the positive impact of recent product launches. Compared to the first three quarters of 2019, net sales of the Company’s spices & seasonings increased $20.1 million, or 8.1%. Base business net sales of all other brands in the aggregate increased $6.8 million, or 2.0%, for the first three quarters of 2022, as compared to the first three quarters of 2021.

Gross profit was $283.5 million for the first three quarters of 2022, or 18.4% of net sales. Excluding the negative impact of $6.6 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first three quarters of 2022, the Company’s gross profit would have been $290.1 million, or 18.8% of net sales. Gross profit was $335.0 million for the first three quarters of 2021, or 22.6% of net sales. Excluding the negative impact of a $14.1 million accrual for the estimated present value of a multi-employer pension plan withdrawal liability in connection with the sale and closure of the Company’s Portland, Maine manufacturing facility, $3.6 million of acquisition/divestiture-related expenses, and $5.1 million of amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during the first three quarters of 2021, the Company’s gross profit would have been $357.8 million, or 24.1% of net sales.

During the first three quarters of 2022, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation will continue to have a significant industry-wide impact during the remainder of fiscal 2022 and into fiscal 2023. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company also announced list price increases in 2021 and again during the first, second, third and fourth quarters of 2022. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company did not fully offset the incremental costs that it faced in the first three quarters of 2022 and may not fully offset the incremental costs that the Company is facing and expects to continue to face in the remainder of fiscal 2022 and beyond.

Selling, general and administrative expenses decreased $5.3 million, or 3.7%, to $138.6 million for the first three quarters of 2022 from $143.9 million for the first three quarters of 2021. The decrease was composed of decreases in acquisition/divestiture-related and non-recurring expenses of $5.3 million, consumer marketing expenses of $2.1 million and warehousing expenses of $2.0 million, partially offset by increases in selling expenses of $3.3 million and general and administrative expenses of $0.8 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.7 percentage points to 9.0% for the first three quarters of 2022, as compared to 9.7% for the first three quarters of 2021.

During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations.

During the third quarter of 2022, the Company recorded pre-tax, non-cash charges of $103.6 million for the impairment of assets held for sale. See “Impairment of Assets Held for Sale” below.

Net interest expense increased $8.3 million, or 10.3%, to $88.6 million for the first three quarters of 2022 from $80.3 million in the first three quarters of 2021. The increase was primarily attributable to higher interest rates on the Company’s variable rate borrowings, additional borrowings on the Company’s revolving credit facility during the first three quarters of 2022 as compared to the first three quarters of 2021 and a $1.6 million fee for an amendment to the Company’s credit agreement.

The Company’s net loss was $35.7 million, or $0.51 per diluted share, for the first three quarters of 2022, compared to net income of $72.2 million, or $1.10 per diluted share, for the first three quarters of 2021. The Company’s adjusted net income for the first three quarters of 2022 was $47.3 million, or $0.67 per adjusted diluted share, compared to adjusted net income of $97.3 million, or $1.49 per adjusted diluted share, for the first three quarters of 2021. The Company’s net loss for the first three quarters of 2022 was primarily attributable to the non-cash charges for the impairment of assets held for sale discussed below under “Impairment of Assets Held for Sale.” The decreases in adjusted net income and adjusted diluted earnings per share were primarily attributable to industry-wide input cost inflation and supply chain disruptions, and, in the case of adjusted diluted earnings per share, the approximately 6.5 million shares of common stock sold by the Company through the Company’s at-the-market (ATM) equity offering program beginning in the third quarter of last year, partially offset by increases in net pricing and a benefit during the first three quarters of $4.9 million resulting from the gain on sale of the Portland, Maine manufacturing facility, net of expenses relating to the closure of the facility and the transfer of manufacturing operations.

For the first three quarters of 2022, adjusted EBITDA was $207.3 million, a decrease of $65.6 million, or 24.0%, compared to $272.9 million for the first three quarters of 2021. The decrease in adjusted EBITDA was primarily attributable to industry-wide input cost inflation and supply chain disruptions, partially offset by increases in net pricing. Adjusted EBITDA as a percentage of net sales was 13.5% for the first three quarters of 2022, compared to 18.4% in the first three quarters of 2021.

Impairment of Assets Held for Sale

In connection with the Company’s previously announced transition to a business unit structure, the Company has decided to divest its Back to Nature business, which is no longer core to the Company’s overall business or long-term strategy. The Company is actively seeking to sell the Back to Nature business. As a result, the Company reclassified $109.9 million of indefinite-lived trademark intangible assets, $29.5 million of goodwill, $11.0 million of finite-lived customer relationship intangible assets and $7.4 million of inventories to assets held for sale. The Company then measured the assets held for sale at the lower of their carrying value or fair value less anticipated costs to sell and recorded pre-tax, non-cash impairment charges of $103.6 million during the third quarter of 2022.

Dividends

Including the dividend payment that the Company made in the fourth quarter on October 31, 2022, the Company paid quarterly dividends of $133.4 million in fiscal 2022. As announced in a separate press release the Company issued today, beginning with the dividend payment declared on November 8, 2022 and payable on January 30, 2023, the current intended dividend rate for the Company’s common stock has been reduced from $1.90 per share per annum to $0.76 per share per annum. Based upon the new current intended dividend rate of $0.76 per share per annum and the current number of outstanding shares, the Company expects the Company’s aggregate dividend payments in fiscal 2023 to be approximately $54.5 million.

Full Year Fiscal 2022 Guidance

B&G Foods reaffirmed its net sales guidance for full year fiscal 2022 at a range of $2.10 billion to $2.14 billion. B&G Foods revised its full year fiscal 2022 adjusted EBITDA guidance to a range of $290 million to $300 million, and adjusted diluted earnings per share to a range of $0.90 to $1.00.

B&G Foods continues to see strong consumer demand for its products. The Company has also seen, and expects to continue to see, significant cost inflation for various inputs, including ingredients, packaging, transportation and labor attributable to a number of factors, including the COVID-19 pandemic, the war in Ukraine, climate and weather conditions, supply chain disruptions (including raw material shortages) and labor shortages. The Company has initiated various revenue enhancing activities (including list price increases and trade spend initiatives) and cost savings initiatives to offset these costs but there can be no assurance at this point of the ultimate effectiveness of these activities and initiatives. The Company’s management is not able to fully estimate the impact COVID-19, industry-wide supply chain disruptions, cost inflation and the Company’s cost inflation mitigation efforts will have on the Company’s results for the remainder of fiscal 2022 and beyond, and the Company’s guidance should be read in this context. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others: how long social distancing and stay-at-home and work-from home policies and recommendations remain in effect; whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America; the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed; the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; and the extent to which consumers continue to work remotely and how that may impact consumer habits.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); loss on extinguishment of debt; impairment of assets held for sale; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, November 9, 2022 to discuss third quarter 2022 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income (loss)

before net interest expense, income taxes and depreciation and amortization) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), loss on extinguishment of debt, impairment of assets held for sale, and non-recurring expenses, gains and losses) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to net income (loss) and to net cash provided by operating activities, is included below for the third quarter and first three quarters of 2022 and 2021, along with the components of EBITDA and adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

End Notes

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent, and spices & seasonings products launched by the Company and sold under license.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA, adjusted diluted earnings per share, consumer demand, input cost inflation, list price increases, cost savings initiatives, the ability of the Company to recover higher costs in the fourth quarter of 2022 and beyond through pricing actions, the Company’s overall expectations for the remainder of fiscal 2022 and beyond, the potential sale of the Back to Nature business, and the Company’s current intended dividend rate. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the continuing impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages, the duration of social distancing and stay-at-home and work-from-home policies and recommendations, and whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; the Company’s substantial leverage; the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the Infrastructure Investment and Jobs Act, U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; the Company’s ability to successfully transition the operations of the Portland, Maine manufacturing facility to third-party co-manufacturing facilities and existing Company manufacturing facilities without significant disruption in production or customer service, and the Company’s ability to achieve anticipated productivity improvements and cost savings; the Company’s ability to find a buyer for the Back to Nature business and successfully complete a sale of the business for net sale proceeds sufficient to avoid a further impairment of the assets held for sale or a loss on the sale of assets; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 1,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$60,064	$33,690
Trade accounts receivable, net	175,702	145,281
Inventories	805,188	609,794
Assets held for sale	54,245	3,256
Prepaid expenses and other current assets	42,401	38,151
Income tax receivable	11,817	4,284
Total current assets	1,149,417	834,456

Property, plant and equipment, net	325,890	341,471
Operating lease right-of-use assets	69,565	65,166
Finance lease right-of-use assets	3,155	—
Goodwill	619,095	644,871
Other intangible assets, net	1,793,034	1,927,119
Other assets	14,004	6,916
Deferred income taxes	9,414	8,546
Total assets	$3,983,574	$3,828,545

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$228,248	$129,861
Accrued expenses	72,677	66,901
Current portion of operating lease liabilities	15,038	12,420
Current portion of finance lease liabilities	1,040	—
Income tax payable	3	2,557
Dividends payable	34,043	32,548
Total current liabilities	351,049	244,287

Long-term debt	2,418,090	2,267,759
Deferred income taxes	284,038	310,641
Long-term operating lease liabilities, net of current portion	55,032	55,607
Long-term finance lease liabilities, net of current portion	2,058	—
Other liabilities	31,733	29,997
Total liabilities	3,142,000	2,908,291

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 71,670,232 and 68,521,651 shares issued and outstanding as of October 1, 2022 and January 1, 2022, respectively	717	685
Additional paid-in capital	—	3,547
Accumulated other comprehensive loss	(24,642)	(18,169)
Retained earnings	865,499	934,191
Total stockholders’ equity	841,574	920,254
Total liabilities and stockholders’ equity	$3,983,574	$3,828,545

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net sales	$528,396	$514,965	$1,539,768	$1,484,474
Cost of goods sold	422,635	409,300	1,256,222	1,149,425
Gross profit	105,761	105,665	283,546	335,049

Operating (income) and expenses:
Selling, general and administrative expenses	47,519	46,409	138,556	143,864
Amortization expense	5,427	5,396	16,009	16,231
Gain on sales of assets	—	—	(7,099)	—
Impairment of assets held for sale	103,625	—	103,625	—
Operating income (loss)	(50,810)	53,860	32,455	174,954

Other (income) and expenses:
Interest expense, net	31,874	26,630	88,617	80,312
Other income	(1,846)	(1,130)	(5,533)	(3,338)
Income (loss) before income tax expense (benefit)	(80,838)	28,360	(50,629)	97,980
Income tax expense (benefit)	(21,255)	7,613	(14,958)	25,804
Net income (loss)	$(59,583)	$20,747	$(35,671)	$72,176

Weighted average shares outstanding:
Basic	71,670	64,845	70,068	64,735
Diluted	72,018	65,493	70,440	65,371

Earnings (loss) per share:
Basic	$(0.83)	$0.32	$(0.51)	$1.11
Diluted	$(0.83)	$0.32	$(0.51)	$1.10

Cash dividends declared per share	$0.475	$0.475	$1.425	$1.425

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net income (loss)	$(59,583)	$20,747	$(35,671)	$72,176
Income tax expense (benefit)	(21,255)	7,613	(14,958)	25,804
Interest expense, net	31,874	26,630	88,617	80,312
Depreciation and amortization	20,766	20,728	61,065	61,257
EBITDA(1)	(28,198)	75,718	99,053	239,549
Acquisition/divestiture-related and non-recurring expenses(2)	4,785	6,388	9,575	14,217
Gain on sale of assets, net of facility closure costs(3)	—	—	(4,928)	—
Amortization of acquisition-related inventory step-up(4)	—	—	—	5,054
Accrual for multi-employer pension plan withdrawal liability(5)	—	14,056	—	14,056
Impairment of assets held for sale(6)	103,625	—	103,625	—
Adjusted EBITDA(1)	$80,212	$96,162	$207,325	$272,876

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by (Used in) Operating Activities to EBITDA and Adjusted EBITDA

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$(69,535)	$(53,179)	$(48,408)	$12,786
Income tax expense (benefit)	(21,255)	7,613	(14,958)	25,804
Interest expense, net	31,874	26,630	88,617	80,312
Gain on sales of assets	(19)	(30)	7,094	—
Deferred income taxes	27,945	(3,524)	27,415	(14,894)
Amortization of deferred debt financing costs and bond discount/premium	(1,184)	(1,155)	(3,530)	(3,444)
Share-based compensation expense	(736)	(1,103)	(2,984)	(3,228)
Changes in assets and liabilities, net of effects of business combinations	108,337	100,466	149,432	142,213
Impairment of assets held for sale(6)	(103,625)	—	(103,625)	—
EBITDA(1)	(28,198)	75,718	99,053	239,549
Acquisition/divestiture-related and non-recurring expenses(2)	4,785	6,388	9,575	14,217
Gain on sale of assets, net of facility closure costs(3)	—	—	(4,928)	—
Amortization of acquisition-related inventory step-up(4)	—	—	—	5,054
Accrual for multi-employer pension plan withdrawal liability(5)	—	14,056	—	14,056
Impairment of assets held for sale(6)	103,625	—	103,625	—
Adjusted EBITDA(1)	$80,212	$96,162	$207,325	$272,876

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); loss on extinguishment of debt; impairment of assets held for sale; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2022 of $4.8 million and $9.6 million, respectively, primarily includes acquisition and integration expenses for the acquisition of the frozen vegetable manufacturing operations of Growers Express, LLC, which was completed on May 5, 2022 (which the Company refers to as the “Yuma acquisition”) and the Crisco acquisition. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2021 of $6.4 million and $14.2 million, respectively, primarily includes acquisition and integration expenses for the Crisco acquisition and certain cost savings initiatives.
(3)	During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations, resulting in a net benefit of $4.9 million from the gain on sale.
(4)	For the first three quarters of 2021, amortization of acquisition-related inventory step-up of $5.1 million relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.
(5)	During the third quarter of 2021, the Company reached an agreement to sell its Portland, Maine manufacturing facility. In connection with the sale and closure of the facility, the Company incurred a multi-employer pension plan withdrawal liability payable over 20 years in installments of approximately $0.9 million per year. As of October 1, 2022, the multi-employer pension plan withdrawal liability has a remaining estimated present value of approximately $13.6 million.
(6)	In connection with the Company’s previously announced transition to a business unit structure, the Company has decided to divest its Back to Nature business, which is no longer core to the Company’s overall business or long-term strategy. The Company is actively seeking to sell the Back to Nature business. As a result, the Company reclassified $109.9 million of indefinite-lived trademark intangible assets, $29.5 million of goodwill, $11.0 million of finite-lived customer relationship intangible assets and $7.4 million of inventories to assets held for sale. The Company then measured the assets held for sale at the lower of their carrying value or fair value less anticipated costs to sell and recorded pre-tax, non-cash impairment charges of $103.6 million during the third quarter of 2022.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net income (loss)	$(59,583)	$20,747	$(35,671)	$72,176
Acquisition/divestiture-related and non-recurring expenses(1)	4,785	6,388	9,575	14,217
Gain on sale of assets, net of facility closure costs(2)	—	—	(4,928)	—
Amortization of acquisition-related inventory step-up(3)	—	—	—	5,054
Credit agreement amendment fee(4)	—	—	1,600	—
Accrual for multi-employer pension plan withdrawal liability(5)	—	14,056	—	14,056
Impairment of assets held for sale(6)	103,625	—	103,625	—
Tax effects of non-GAAP adjustments(7)	(26,560)	(5,009)	(26,919)	(8,165)
Adjusted net income	$22,267	$36,182	$47,282	$97,338
Adjusted diluted earnings per share	$0.31	$0.55	$0.67	$1.49

(1)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2022 primarily includes acquisition and integration expenses for the Yuma and Crisco acquisitions. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2021 primarily includes acquisition and integration expenses for the Crisco acquisition and certain cost savings initiatives.
(2)	During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations, resulting in a net benefit of $4.9 million from the gain on sale.
(3)	For the first three quarters of 2021, amortization of acquisition-related inventory step-up of $5.1 million (or $3.8 million, net of tax) relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.
(4)	During the second quarter of 2022, the Company paid a fee of $1.6 million (or $1.2 million, net of tax) to amend its senior secured credit agreement to temporarily increase the maximum consolidated leverage ratio permitted under the Company’s revolving credit facility.
(5)	During the third quarter of 2021, the Company reached an agreement to sell its Portland, Maine manufacturing facility. In connection with the sale and closure of the facility, the Company incurred a multi-employer pension plan withdrawal liability payable over 20 years in installments of approximately $0.9 million per year. As of October 1, 2022, the multi-employer pension plan withdrawal liability has a remaining estimated present value of approximately $13.6 million.
(6)	In connection with the Company’s previously announced transition to a business unit structure, the Company has decided to divest its Back to Nature business, which is no longer core to the Company’s overall business or long-term strategy. The Company is actively seeking to sell the Back to Nature business. As a result, the Company reclassified $109.9 million of indefinite-lived trademark intangible assets, $29.5 million of goodwill, $11.0 million of finite-lived customer relationship intangible assets and $7.4 million of inventories to assets held for sale. The Company then measured the assets held for sale at the lower of their carrying value or fair value less anticipated costs to sell and recorded pre-tax, non-cash impairment charges of $103.6 million during the third quarter of 2022.
(7)	Represents the tax effects of the non-GAAP adjustments listed above assuming a tax rate of 24.5%.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales(1) to Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net sales	$528,396	$514,965	$1,539,768	$1,484,474
Net sales from acquisitions(2)	(876)	—	(1,518)	—
Net sales from discontinued brands(3)	20	(464)	(267)	(2,282)
Base business net sales	$527,540	$514,501	$1,537,983	$1,482,192

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Reflects net sales from the Yuma acquisition, for which there is no comparable period of net sales during the third quarter and first three quarters of 2021, respectively. The Yuma acquisition was completed on May 5, 2022.
(3)	Reflects net sales of the SnackWell’s and Farmwise brands, which have been discontinued.